Exhibit 11

                        SIDLEY AUSTIN BROWN & WOOD LLP

                            ONE WORLD TRADE CENTER
                         NEW YORK, NEW YORK 10048-0557
                            TELEPHONE 212 839 5300
                            FACSIMILE 212 839 5599
                                WWW.SIDLEY.COM

                                 FOUNDED 1866



                                            July 23, 2001

Merrill Lynch Fundamental Growth Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

         We have acted as counsel for Merrill Lynch Fundamental Growth Fund, Inc. (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets, and the proposed assumption by the the Fund of substantially all of the liabilities, of Merrill Lynch Growth Fund ("Growth Fund"), and the simultaneous distribution to Growth Fund of newly-issued shares of common stock of the Fund having an aggregate net asset value equal to the net assets of Growth Fund acquired by the Fund reduced by the amount of liabilities of Growth Fund assumed by the Fund (collectively, the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of the Fund (the "Shares"), to be issued in the Reorganization.

         As counsel for the Fund, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended and supplemented, the By-laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Growth Fund as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                           Very truly yours,

                                           /S/ SIDLEY AUSTIN BROWN & WOOD LLP